Exhibit 5.1

Dykema Gossett PLLC 100 North Tryon Street Suite 2700 Charlotte, NC 28202 WWW.DYKEMA.COM Tel: (704) 335-2735 Fax: (704) 335-2740

[DRAFT – SUBJECT TO OPINION COMMITTEE REVIEW]

[DATE TO BE COMPLETED WHEN OPINION ISSUED]

Sonic Automotive, Inc.

4401 Colwick Road

Charlotte, NC 28211

Re: Sonic Automotive, Inc. - Registration Statement on Form S-4 (Reg. No.                      and Reg. Nos. to                     ) (the “Form S-4”)

Gentlemen:

We have acted as counsel for Sonic Automotive, Inc., a Delaware corporation (the “Company”), and the subsidiaries of the Company named as co-registrants in the Form S-4 (the “Guarantors” and together with the Company, the “Issuers”), in connection with the registration by the Company and the Guarantors under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and issuance of up to $200,000,000 aggregate principal amount of the Company’s 7.00% Senior Subordinated Notes due 2022, Series B with guarantees (the “Exchange Notes”) to be offered by the Issuers in exchange for a like principal amount of the Company’s issued and outstanding 7.00% Senior Subordinated Notes due 2022, Series A (the “Original Notes”). The Exchange Notes are to be issued under an existing Indenture dated July 2, 2012 (the “Indenture”) among the Issuers and U.S. Bank National Association, as trustee (the “Trustee”), which is an exhibit to the Form S-4.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation and Bylaws of the Company, (ii) the Indenture, and (iii) such other certificates, instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In all such examinations and for purposes of rendering these opinions, we have assumed the authenticity of all original and certified documents and conformity to original or certified documents of all copies submitted to us as conformed or facsimile, electronic or photostatic copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Indenture, which includes the form of the Exchange Notes, and any instruments related thereto and oral or written statements and other information of or from public officials, officers or representatives of the Company, the Guarantors and others, and assume compliance on the part of all parties to the Indenture and the Exchange Notes, and the instruments related thereto with the covenants and agreements contained therein. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon. In addition, we reviewed such questions of law as we considered appropriate.

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[Date]

In connection with this opinion, we have assumed that (i) the Form S-4 and any amendments thereto (including post-effective amendments) have become effective, no stop order suspending the effectiveness of the Form S-4 or preventing the use of any prospectus or prospectus supplement has been or will be issued and no proceedings for that purpose have been or will be instituted or threatened by the Securities and Exchange Commission (the “Commission”); (ii) the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, (iii) the Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws in exchange for the Original Notes in the manner and in accordance with the terms stated in the Form S-4; (iv) the Exchange Notes will be duly authorized, executed and delivered by the parties thereto in substantially the form reviewed by us and in accordance with the provisions of the Indenture; (v) the Exchange Notes will be duly authenticated by the Trustee in the manner provided in the Indenture; (vi) each person who signed the Indenture had, and each person who will sign the Exchange Notes will have, the legal capacity and authority to do so and the Indenture has been duly authorized, executed and delivered by the parties thereto (other than the Issuers); (vii) the Issuers are and will continue to be validly existing and in good standing under the laws of their respective jurisdictions of organization, have the power and authority to enter into and perform their obligations under the Exchange Notes and to consummate the transactions contemplated thereby; (viii) the Indenture constitutes the legal, valid binding obligation of the Trustee and (ix) all signatures are genuine.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Exchange Notes, including the related guarantees, when issued by the Issuers, will constitute valid and legally binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms.

The opinions expressed herein are limited to matters governed by the laws of the States of North Carolina and New York, the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution, and the reported cases interpreting those laws), the Securities Act and the applicable business corporation, limited liability company or limited partnership laws of the States of Alabama, Arizona, California, Colorado, Florida, Georgia, Hawaii, Maryland, Michigan, Nevada, Ohio, Oklahoma, South Carolina, Tennessee, Texas and Virginia, as currently in effect and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein. Except with respect to the opinions provided herein, we do not purport to be expert with respect to the laws of the States of Alabama, Arizona, California, Colorado, Florida, Georgia, Hawaii, Maryland, Michigan, Nevada, Ohio, Oklahoma, Tennessee, Texas and Virginia and our opinions with respect to the laws of such states are based solely upon our reading of the texts of the relevant corporate, limited liability company and limited partnership statutes. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

We express no opinion as to:

(i) the legality, validity, binding effect or enforceability of any provision of the Indenture or the Exchange Notes relating to indemnification or contribution or exculpation.

Sonic Automotive, Inc.

[Date]

(ii) the legality, validity, binding effect or enforceability of any provision of the Indenture or the Exchange Notes:

(A) containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by the Company or the Guarantors under any of such agreements or instruments to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under, provisions of applicable law (including judicial decisions);

(B) related to (I) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the legality, validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York, or (II) choice of governing law to the extent that the legality, validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the choice of law principles of the State of New York;

(C) specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement;

(D) purporting to give any person or entity the power to accelerate obligations without any notice to the obligor;

(E) which may be construed to be in the nature of a penalty; and

(iii) the legality, validity, binding effect or enforceability of any Waiver in the guarantees insofar as it relates to causes or circumstances that would operate as a discharge or release of, or defense available to, the Company or any Guarantor as a matter of law (including judicial decisions), except to the extent such Waiver is effective under and is not prohibited by or void or invalid under applicable law (including judicial decisions).

The opinion expressed herein is subject to the following:

(i) bankruptcy, insolvency, reorganization, moratorium (or other related judicial doctrines) and other laws now or hereafter in effect affecting creditors’ rights and remedies generally;

(ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies) whether such principles are considered in a proceeding in equity or at law; and

Sonic Automotive, Inc.

[Date]

(iii) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

(iv) provisions in the Indenture or the Exchange Notes that provide that the Guarantors’ liability thereunder shall not be affected by (I) actions or failures to act on the part of the holders or the Trustee, (II) amendments or waivers of provisions of documents governing the guaranteed obligations or (III) other actions, events or circumstances that make more burdensome or otherwise change the obligations and liabilities of the Guarantors, might not be enforceable under circumstances and in the event of actions that change the essential nature of the terms and conditions of the guaranteed obligations;

(v) we express no opinion as to whether the guarantees or Article Thirteen of the Indenture would be deemed by a court of competent jurisdiction to be within the authorized corporate power of any Guarantor;

(vi) we have assumed consideration that is fair and sufficient to support the guarantees under the Indenture has been, and would be deemed by a court of competent jurisdiction to have been, duly received by each Guarantor; and

(vii) the qualification that certain provisions of the Indenture or the Exchange Notes or any other instruments defining the rights of holders thereof may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity as against the Company or any of the Guarantors of the Indenture or the Exchange Notes or any other instruments defining the rights of holders thereof as a whole, and the Indenture or the Exchange Notes or any other instruments defining the rights of holders thereof and the laws of the State of New York contain adequate provisions for enforcing payment of the obligations governed or secured thereby, subject to the other qualifications contained in this letter.

The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein or for any other reason. No opinion may be inferred or implied beyond the matters expressly contained herein. We do not find it necessary for purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the offer and sale of the Exchange Notes.

We hereby consent to the filing of this opinion as an exhibit to the Form S-4 and to the reference to this firm under the caption “Legal Matters” in the prospectus and “Legal Matters” in any prospectus or prospectus supplement forming part of the Form S-4. In giving such consent, we do not hereby admit that we are in the category of such persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

[DRAFT – SUBJECT TO OPINION COMMITTEE APPROVAL]